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                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION

FORM 3                                                          Washington, D. C. 20549

                                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                      Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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|1 Name and Address of Reporting Person *           |2 Date of Event   |4 Issuer Name and Ticker/Trading Symbol|6 If Amendment,   |
|                                                   | Requiring        |                                       | Date of Original |
|    Mishra             Ashok                       | Statement        |Innodata Corporation INOD              | (Month/Day/Year) |
| (Last)               (First)              (Middle)| (Month/Day/Year) |---------------------------------------|                  |
|                                                   |                  |5 Relationship of Reporting            |------------------|
|  3 University Plaza                               | October 30, 2001 | Person(s) to Issuer                   |7 Individual or   |
|                     (Street1)                     |------------------|         (Check all applicable)       | Joint/Group Filing|
|                                                   |3 IRS or Social   | (   ) Director        (   ) 10% Owner| (Check Applicable)|
|                                                   | Security Number  |                                       | Form filed by:   |
|                     (Street2)                     | of Reporting     | ( X ) Officer          (   ) Other    | (X) One Reporting|
|                                                   | Person           | (Give Title below)     (Specify below)|     Person       |
|  Hackensack     NJ  07601                         |   (Voluntary)    |                                       | ( ) More Than One|
| (City)                            (State)   (Zip) |                  |                                      |   Reporting Person|
|-------------------------------------------------|------------------|---------------------------------------|------------------- |

                                    Table I  -  Non-Derivative Securities Beneficially Owned
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|1 Title of Security                              |2 Amount of Securities|3 Ownership:  |4 Nature of Indirect Beneficial Ownership|
|  (Instruction 4)                                 | Beneficially Owned   | Direct (D) or|             (Instruction 5)            |
|                                                  |    (Instruction 4)   | Indirect (I) |                                        |
|                                                  |                      |   (Instr 5)  |                                        |
---------------------------------------- ------------------------------------------------------------------------------------------
|                                                  |                      |              |                                       |
|-------------------------------------------------|----------------------|--------------|-----------------------------------------|

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                 SEC 1473 (7-96)
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                                                             FORM 3 (Continued)
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            Table II  -  Derivative Securities Beneficially Owned (Puts, Calls, Warrants, Options, Convertible Securities)
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|1 Title of Derivative Security|2 Date             |3 Title and Amount of               |4 Conver- |5 Owner- |6 Nature of Indirect|
|  (Instruction 4)             | Exercisable and   | Securities Underlying              | sion or  | ship:   | BeneficialOwnership|
|                              | Expiration Date   | Derivative Security                | Exercise | Direct  |    (Instruction 5) |
|                              |  (Month/Day/Year) |           (Instruction 4)          | Price of | (D)or   |                    |
|                              |-------------------|------------------------------------| Deriv-   | Indirect|                    |
|                              | Date    | Expira- |                          |Amount or| ative    | (I)     |                    |
|                              | Exer-   | tion    |           Title          |Number   | Security |(Instr 5)|                    |
|                              | cisable | Date    |                          |of Shares|          |         |                    |
|                              |         |         |                          |         |          |         |                    |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|--------------------|
|             Stock Options    |    (a)  | 9/28/04 |       Common Stock       |10,000   |  $2.00   |    D    |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|--------------------|
|             Stock Options    |    (b)  | 10/3/05 |       Common Stock       |16,000   |  $2.50   |    D    |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|--------------------|


Explanation of Responses:


(a) Vested 9/30/01; linear thereafter over 24 months.
(b) 25% vested on 7/4/01; linear thereafter over 36 months.


                                                                                  Ashok Mishra                   October 30, 2001
                                                                       _____________________________________     ________________
                                                                          **  Signature of Reporting Person              Date

**  Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Instruction 6 for procedure.                                                   SEC 1473 (7-96)

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